EXHIBIT 10.2


                              AMENDED AND RESTATED

                              EMPLOYMENT AGREEMENT


      EMPLOYMENT AGREEMENT (this "Agreement"), entered into as of August 12, 2005, between EVCI Career Colleges Holding Corp. ("EVCI") and Dr. John J. McGrath ("Executive").

      EVCI and the Executive entered into an Employment Agreement dated as of January 1, 2003. That agreement was deemed amended by board resolution to increase Executive's salary, effective January 1, 2004, and amended thereafter, by letter agreement dated March 31, 2005 to increase Executive's salary and to set forth the terms of an annual cash bonus and, annual option grant bonus, each based on increases in EVCI's income from operations. The March 31, 2005 amendment also increased Dr. McGrath's health and insurance benefits. On August 12, 2005, EVCI's board of directors (the "Board") with the Executive's consent, authorized the further amendment of the Executive's Employment Agreement to substantially reduce and cap the amount of his cash bonus, and to limit the measuring period thereof to 2005 over 2004, and, in consideration of such reduction and limitations, to make a restricted stock award that would be subject to forfeiture, in whole or in part, if EVCI's income from operations increases in 2005 by less than 25% over 2004. This Agreement incorporates all of the amendments that are in effect as of August 12, 2005 and, as so amended, restates in full the text of Executive's Employment Agreement.

      In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. EMPLOYMENT; DUTIES.

            1.1. EVCI hereby employs Executive as its Chief Executive Officer and President. In such capacity, Executive shall report directly and solely to the Board. EVCI agrees to nominate Executive for election to the Board as a member of the management slate at each annual meeting of stockholders during Executive's employment hereunder at which Executive's director class comes up for election. Executive agrees to serve on the Board, if elected, and also to serve on the Board of Directors ("Interboro's Board") and as Vice Chairman and Chief Executive Officer of Interboro Institute, Inc. ("Interboro"), if elected by Interboro's Board. Executive will serve as a director and officer of EVCI's other subsidiaries if elected by the stockholders and directors of such subsidiaries.

            1.2. Executive agrees to perform and discharge such reasonable duties and responsibilities as are prescribed from time-to-time by the Board (and by Interboro's Board, if elected Chief Executive Officer of Interboro) and as are appropriate for chief executive officers of corporations with the financial, personnel and other resources that are similar to that of EVCI and Interboro. Executive shall devote his full business time to, and shall use his best efforts in, the performance of such duties and responsibilities.

      2. COMPENSATION.

                  2.1. For his services pursuant to the Agreement, EVCI will pay Executive a salary at the annual rate of $490,000 ("Salary"). The Salary may be increased from time-to-time as the Board determines.

                  2.2. EVCI will pay Executive a cash bonus in 2006 of up to $200,000. In addition, as generally described herein and, in more detail in a separate agreement dated today, EVCI and Executive are confirming the terms of the award to Executive, under EVCI's Amended and Restated 2004 Incentive Stock Plan, of a restricted stock bonus of 63,078 shares of EVCI's common stock, subject to forfeiture. Each such bonus is limited to and based on the increase in 2005 over 2004 in EVCI's consolidated income from operations (as defined in Section 2.4, "IFO") and is calculated as follows:

Increase in 2005 over 2004 IFO ((1))                    25%            20%               15%         10%((2))
                                                        ---            ---               ---         --------
Cash bonus                                         $200,000       $150,000          $100,000          $50,000
Earned shares ((3))                                  63,078         47,308            31,539           15,769
Forfeited shares                                        -0-         15,770            31,539           47,309

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(1) There is no proration if the percentage increase is more than one percentage target but less than the next.

(2)   There is no cash bonus and all shares are forfeited if less than 10%.

(3) Except to the extent necessary to sell earned shares to pay Executive's income tax liability on his ordinary income equal to the market value of all of the shares earned, if and when earned, the earned shares cannot be sold until January 1, 2007.


            2.3. With respect to each year of the remaining term of this Agreement, EVCI will award Executive an annual option grant bonus, under EVCI's incentive stock plan in effect, based on the percentage increase in IFO each fiscal year over the immediately preceding fiscal year, in accordance with the following:

                  (a) If the percentage increase in IFO is 25%, the number of shares covered by the option grant will be 172,414. If the percentage increase in IFO is more or less than 25%, the option grant will be adjusted by multiplying 172,414 by a fraction, the numerator of which is the percentage increase in IFO and the denominator of which is 25%.

                  (b) Option grants earned with respect to a fiscal year shall be made promptly, but not less than 48 hours, after EVCI has publicly announced its audited results of operations for the fiscal year and the enrollment numbers for its schools for the spring semester of the immediately succeeding fiscal year. The options that are granted will vest over three years in equal annual installments and will otherwise be governed by EVCI's incentive stock plan in effect and form of non-qualified stock option agreement in use pursuant to such plan when the options are granted.

            2.4. "IFO" means EVCI's consolidated income from operations after having accrued and, therefore, expensed the full amount of all cash bonuses awarded or earned, including pursuant to this Agreement, and after having expensed the compensation cost of all outstanding options and stock awards, including as required by SFAS 123(R) for periods after EVCI is required to adopt SFAS 123(R). In computing income from operations for the comparison of 2005 to 2004, the results from operating the Pennsylvania School of Business, Inc. and any other acquisition made in 2005 shall be excluded.

      3. EMPLOYMENT TERM. The term of Executive's employment (the "Employment Term"), unless sooner terminated as provided in Section 5, will end on December 31, 2007.

      4. BENEFITS, PAYMENTS AND WITHHOLDING.

            4.1. Executive will be entitled to vacation of four weeks per year, and holidays and sick days in accordance with EVCI's policy, during which Executive will be entitled to the full compensation and Benefits (as defined in Section 4.2) otherwise payable hereunder.

            4.2. Executive may participate, on the same basis and subject to the same qualifications applicable to other executive full time personnel of EVCI, in any pension, profit sharing, life insurance, health insurance, hospitalization, dental, drug prescription, disability, accidental death or dismemberment and other benefit plans and policies EVCI provides with respect to its executive personnel. Executive and his wife and dependent children shall be entitled to 100 percent reimbursement by EVCI of the portion of their medical and dental expenses not covered by insurance provided by EVCI. Notwithstanding the foregoing, EVCI shall provide Executive, at EVCI's cost, with long-term disability and accidental death and dismemberment insurance covering him, that is reasonably acceptable to Executive and the Board, and term life insurance coverage for the benefit of his designee(s) equal to three times his Salary. (All of the benefits to which Executive is entitled under this Section 4.2 are collectively "Benefits").

            4.3. EVCI will pay or promptly reimburse Executive, in accordance with EVCI's normal policies and procedures for its executive personnel, for all allowances and expenses provided for hereunder and for all reasonable out-of-pocket business, entertainment and travel expenses (including cellular telephone and an automobile) incurred by Executive in the performance of his duties hereunder.

            4.4. EVCI will pay the Salary at the biweekly rate of $18,846.15 and shall withhold from the Salary, the Benefits and any other compensation provided to Executive hereunder, al Federal, state and local income, employment and other taxes, as and in such amounts as may be required to be withheld under applicable law.

      5. TERMINATION AND SEVERANCE BENEFITS.

            5.1. TERMINATION BY EVCI AND RESIGNATION BY EXECUTIVE. The Board may terminate Executive's employment with EVCI, with or without Cause (as defined in Section 5.5). Termination with Cause shall be effective immediately and termination without cause shall be effective upon 30 days prior written notice to Executive. Executive may voluntarily resign his employment with EVCI, with Good Reason (as defined in Section 5.5), upon 30 days prior written notice to EVCI.

            5.2. COMPENSATION UPON TERMINATION WITHOUT CAUSE OR UPON RESIGNATION WITH GOOD REASON. If the Board terminates Executive's employment hereunder for any reason other than Cause or Executive's death or Permanent Disability (as defined in Section 5.5), or if Executive voluntarily resigns his employment with EVCI with Good Reason (the effective date of the first to occur of such termination or his resignation being the "Termination Date"), then (a) Executive shall be entitled to receive (i) the Salary and Benefits accrued prior to the Termination Date, (ii) payment or reimbursement of any expenses, provided for under Section 4.3, that were incurred by Executive prior to the Termination Date, and (iii) any bonus to which Executive would be entitled under Section 2 as if the Employment Term ended on December 31 of the fiscal year in which his resignation or such termination occurred and (b) after the Termination Date, EVCI will also continue (i) to pay the Salary, in equal biweekly payments, to Executive through the third anniversary of the Termination Date and (ii) continue for Executive and his spouse and dependent children the health insurance coverage and medical and dental reimbursement referred to in Section
4.2 through the third anniversary of the Termination Date; provided, however, such salary continuation shall terminate if, and when, severance payments are made to Executive pursuant to the Change in Control Agreement dated February 11, 2003 between Executive and EVCI or any similar superseding agreement (the "CIC Agreement"). Executive shall be under no duty to seek other employment following such Termination Date and any amounts earned by him in connection with such other employment shall not reduce or offset the amounts otherwise owing hereunder.

            5.3. COMPENSATION UPON RESIGNATION WITHOUT GOOD REASON OR UPON TERMINATION FOR CAUSE. If Executive breaches this Agreement by voluntarily resigning his employment with EVCI without Good Reason or Executive's employment is terminated by the Board for Cause, then Executive shall only be entitled to receive, except as otherwise required by law, the Salary and Benefits accrued prior to the effective date of the first to occur of his resignation or such termination and reimbursement of any expenses, provided for under Section 4.3, that were incurred by Executive prior to the effective date of his resignation or such termination of his employment. Nothing in this Section 5.3 shall create any implication that EVCI is waiving any remedy EVCI may have for breach by Executive of this Agreement.

            5.4. COMPENSATION UPON DEATH OR PERMANENT DISABILITY. If Executive dies or suffers a Permanent Disability, then EVCI will (i) promptly pay Executive or his estate, in one lump sum, six month's Salary and (ii) continue for Executive's spouse and dependent children (if Executive has died) and for Executive and his spouse and dependent children (if Executive suffers a Permanent Disability), for 12 months after Executive's death or Permanent Disability. In addition, EVCI will pay Executive or his estate any bonus to which he would be entitled under Section 2, prorated according to the portion of the completed fiscal year prior to his death or Permanent Disability.

            5.5. DEFINITIONS.

            "Cause." For purposes of this Agreement, EVCI shall have "Cause" to terminate the Employment Term upon (i) the determination by the Board that Executive has ceased to perform his duties hereunder (other than as a result of his incapacity due to physical or mental incapacity), which cessation amounts to an intentional and extended breach or neglect of his duties or obligations hereunder, has had a material adverse effect on EVCI, and continues for five business days after written notice thereof is given to Executive, or (ii) Executive's conviction of a felony.

            "Good Reason" means (i) a breach by EVCI of any of its material agreements contained herein and the continuation of such breach for five business days after notice thereof is given to EVCI or (ii) as a result of action taken by the Board, the assignment to Executive of any duties inconsistent with the Executive's status as the President and Chief Executive Officer of EVCI or a substantial adverse alteration in the nature or status of Executive's responsibilities. Good Reason does not include the death or Permanent Disability of Executive.

            "Permanent Disability" means the inability of Executive to perform his duties hereunder, as a result of any physical or mental incapacity, for 45 consecutive days or 90 days during any twelve month period, as reasonably determined by the Board.

      6. COVENANTS NOT TO COMPETE.

            6.1. Executive agrees that for 18 months following termination of his employment with EVCI he will not, without EVCI's prior written approval, engage in any business activities, within 75 miles of any college, school or office operated by EVCI, that are competitive with any of the business activities then being conducted by EVCI.

            6.2. During the 18 months following termination of his employment with EVCI, Executive shall not without the permission of EVCI, directly or indirectly, hire any employee of EVCI or solicit or induce, or authorize any person to solicit or induce, any employee of EVCI to leave such employ during the period of such employee's employment with EVCI or within six-months following such employee's termination of employment with EVCI.

            6.3. Sections 6.1 and 6.2 shall not apply to a termination of Executive's employment pursuant to Section 5.2 or the CIC Agreement.

      7. COVENANT REGARDING CONFIDENTIALITY. All confidential information about the business and affairs of EVCI (including, without limitation, its secrets and information about its services, methods, business plans, technology and advertising programs and plans) constitutes "EVCI Confidential Information." Executive acknowledges that he will have access to, and knowledge of, EVCI Confidential Information, and that improper use or disclosure of EVCI Confidential Information by Executive, whether during or after the termination of his employment by EVCI, could cause serious injury to the business of EVCI.

Accordingly, Executive agrees that he will forever keep secret and inviolate all EVCI Confidential Information which has or shall come into his possession and that he will not use the same for his own private benefit or directly or indirectly for the benefit of others, and that he will not discuss EVCI Confidential Information with any other person or organization, all for so long as EVCI Confidential Information is not generally known by, or accessible to, the public.

      8. GENERAL.

            8.1. This Agreement will be construed, interpreted and governed by the laws of the State of New York, without regard to the conflicts of law rules thereof.

            8.2. The provisions set forth in Sections 6 and 7 shall survive termination of this Agreement. All references to EVCI in Sections 6 and 7 include EVCI's subsidiaries and other affiliates, if any.

            8.3. This Agreement will extend to and be binding upon Executive, his legal representatives, heirs and distributees, and upon EVCI, its successors and assigns regardless of any change in the business structure of EVCI, be it through spin-off, merger, sale of stock, sale of assets or any other transaction. However, this Agreement is a personal services contract and, as such, Executive may not assign any of his duties or obligations hereunder.

            8.4. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. No waiver, modification or change of any of the provisions of this Agreement will be valid unless in writing and signed by both parties. Except for the CIC Agreement and any agreements pursuant to EVCI's incentive stock option plans, any and all prior agreements between the parties, written or oral, relating to Executive's employment by EVCI are of no further force or effect.

            8.5. The waiver of any breach of any duty, term or condition of this Agreement shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or any other duty, term or condition of this Agreement. If any provision of this Agreement is unenforceable in any jurisdiction in accordance with its terms, the provision shall be enforceable to the fullest extent permitted in that jurisdiction and shall continue to be enforceable in accordance with its terms in any other jurisdiction.

            8.6. All notices pursuant to this Agreement shall be in writing and delivered personally receipt acknowledged (which shall include Federal Express, Express Mail or similar service) or sent by certified mail, return receipt requested, addressed to the parties hereto and shall be deemed given upon receipt, if delivered personally, and three days after mailing, if mailed, unless received earlier. Notices shall be addressed and sent to EVCI at its principal Executive office and to Executive at his home address as it appears in EVCI's personnel records.

            8.7. The parties agree that, in the event of any breach or violation of this Agreement, such breach of violation will result in immediate and irreparable injury and harm to the innocent party, who shall be entitled to the remedies of injunction and specific performance or either of such remedies, if available, as well as all other legal or equitable remedies, if available, plus reasonable attorneys fees and costs incurred in obtaining any such relief.

            8.8. The Section headings contained in this Agreement are for convenience of reference only and shall not be used in construing this Agreement.

            8.9. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will together constitute one and the same agreement.


            IN WITNESS HEREOF, the parties have executed this Agreement as of the date first above written.



                           EVCI CAREER COLLEGES HOLDING CORP.



                           By:      /S/ AROL I. BUNTZMAN, ED.D
                                    --------------------------
                                    Arol I. Buntzman, Ed.D
                                    Chairman of the Board


                                    /S/ JOHN J. MCGRATH, PH.D.
                                    --------------------------
                                    John J. McGrath, Ph.D.